UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
December 12, 2014

Cabot Microelectronics Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-30205	36-4324765
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification)

870 Commons Drive, Aurora, Illinois	60504
(Address of principal executive offices)	(Zip Code)

(630) 375-6631
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of David H. Li as President and Chief Executive Officer and Member of the Board

On December 16, 2014, Cabot Microelectronics Corporation (the "Corporation") announced that David H. Li, age 42, has been appointed as the Corporation's President and Chief Executive Officer ("CEO") and a member of its board of directors (the "Board"), effective as of January 1, 2015 ("Effective Date"). Mr. Li is currently the Corporation's Vice President of the Asia Pacific Region. Prior to his current role, Mr.  Li served as the Corporation's Global Business Director for Tungsten and Advanced Dielectrics, and prior to that held a variety of leadership positions in operations, sourcing and investor relations since joining the Corporation in 1998.  Based upon Mr. Li's management experience, his knowledge of the Corporation, operations, and customers, his knowledge of the chemical and semiconductor industries, and his Asia-focused, cross-border business experience, the Board has concluded Mr. Li should serve as a director of the Corporation.

In connection with Mr. Li's appointment, the Corporation and Mr. Li entered into an employment letter on December 12, 2014 setting forth the material terms of Mr. Li's employment with the Corporation as of the Effective Date.  Mr. Li's initial base salary will be $550,000, and his target bonus under the Corporation's Annual Incentive Program ("AIP") will be 100% of his base salary. Mr. Li also will receive a non-qualified stock option grant covering 38,500 shares of the Corporation's common stock and an award of 14,700 restricted shares of the Corporation's common stock, each with an award date of January 2, 2015. The option and restricted shares will be scheduled to vest upon each anniversary in 25% increments over four years, subject to Mr. Li's continued service, and the options will have an exercise price equal to the closing price of the Corporation's common stock on the date of grant, January 2, 2015.

Except in connection with a change of control of the Corporation, as set forth in a change of control agreement that Mr. Li previously entered into with the Corporation in 2008 (the "Li CIC Agreement"), in the event that Mr. Li's employment is terminated by the Corporation without cause or by Mr. Li due to a material breach by the Corporation of the employment letter, (1) Mr. Li would be entitled to vesting of stock options and restricted shares held by him, including those described above, to the extent that such awards would have otherwise vested in accordance with their terms during the twelve-month period following the date of termination, (2) Mr. Li would continue to receive his base salary for twelve months and (3) to the extent applicable, the Corporation would maintain for 60 days the lease for Mr. Li's Shanghai housing if such lease is then in effect.  Receipt of severance and the accelerated vesting described above is subject to Mr. Li's execution and non-revocation of a release of claims against the Corporation.

In the event of a termination of Mr. Li's employment in connection with a change of control of the Corporation, Mr. Li's rights would be governed by the Li CIC Agreement, and as of the Effective Date, the severance amount multiple pursuant thereto will be increased from two to three times, and the benefits continuation period will be increased from 24 to 36 months.

Mr. Li will be eligible to participate in all employee benefit plans, programs and arrangements applicable to employees and executive officers of the Corporation.  Due to the significant amount of time Mr. Li is expected to spend in Asia and the United States, Mr. Li will also be entitled to the continued provision of a car and driver in China on the same basis as applied prior to the Effective Date, a housing allowance of up to $100,000 per year to be used for housing expenses in Shanghai and Illinois, and a tax equalization benefit, on the same basis as applied prior to the Effective Date.  The Corporation will pay all reasonable attorneys' fees incurred by Mr. Li in connection with the negotiation of the employment letter, up to $10,000.

Mr. Li's election to the Board, which is effective as of the Effective Date, is for a term continuing until the Corporation's annual meeting of stockholders to be held in 2015, and upon the Effective Date, the size of the Board will be increased to ten directors.

Appointment of William P. Noglows as Executive Chairman of the Board

As of the Effective Date, William P. Noglows, who has served as the Corporation's Chairman, President and CEO since 2003, will continue to serve only as Executive Chairman of the Board, through December 31, 2015 or such other date that may be mutually agreed upon by the Corporation and Mr. Noglows. Mr. Noglows will remain an employee and member of the Board. Under an employment letter with the Corporation, dated as of December 12, 2014, as of the Effective Date Mr. Noglows' base salary will be $500,000 and his target bonus under the AIP will be 100% of his base salary.  Except in connection with a change of control of the Corporation, as set forth in a change of control agreement that Mr. Noglows previously entered into with the Corporation in 2008, in the event that Mr. Noglows' employment is terminated by the Corporation without cause or by Mr. Noglows due to a material breach by the Corporation of the employment letter, Mr. Noglows would receive (i) a lump-sum cash payment equal to the base salary he would have received had he continued to be employed for the remainder of his employment term, and (ii) a pro-rata bonus under the AIP.  Receipt of severance under the employment letter is subject to Mr. Noglows' execution and non-revocation of a release of claims against the Corporation.

Mr. Noglows will continue to be eligible to participate in all employee benefit plans, programs and arrangements applicable to employees and executive officers of the Corporation, and to those that applied to him prior to the Effective Date.  All unvested stock options and restricted stock held by Mr. Noglows will vest in full (1) at end of the employment term, subject to Mr. Noglows' continued employment through the end of the employment term, or (2) upon the earlier termination of Mr. Noglows' employment by the Corporation without cause or by Mr. Noglows due to a material breach by the Corporation of the employment letter subject to Mr. Noglows' execution and non-revocation of a release of claims against the Corporation.

*        *        *        *        *        *
On December 16, 2014, the Corporation issued a press release announcing Mr. Li's election as the Corporation's President and CEO and a member of the Board, and Mr. Noglows' continued appointment as Executive Chairman of the Board. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated December 16, 2014, entitled "Cabot Microelectronics Corporation Names David H. Li as Chief Executive Officer; William P. Noglows to Serve as Chairman."

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT MICROELECTRONICS CORPORATION

Date: December 16, 2014	By: /s/ William S. Johnson
William S. Johnson
Executive Vice President and Chief Financial Officer
Principal Financial Officer

INDEX TO EXHIBITS

Exhibit
Number	Title
99.1	Press Release, dated December 16, 2014, entitled "Cabot Microelectronics Corporation Names David H. Li as Chief Executive Officer; William P. Noglows to Serve as Chairman."